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Carasso Named As Jefferson Federal Bank President for Knoxville Region

         Morristown, Tennessee (January 27, 2005) - Jefferson Bancshares, Inc. (Nasdaq:JFBI), the holding company for Jefferson Federal Bank, today announced that Tony Carasso has been selected as President of Jefferson Federal Bank's Knoxville, Tennessee region.

     Originally chartered as a Savings and Loan, Jefferson Federal has been conducting business in Morristown since 1963. In July 2003, Jefferson Federal reorganized from the mutual holding company structure to the stock holding company structure. In connection with this conversion, Jefferson Bancshares sold approximately 6.6 million shares of its common stock in a public offering. The conversion has allowed Jefferson Federal to grow its core businesses, compete more effectively in the financial services marketplace and has created a more active and liquid market for the Jefferson Bancshares' common stock. Consumer loan, commercial loan and mortgage lending operations began January 1, 2005 at 8920 Executive Park Drive in Knoxville at Jefferson Federal Bank's Cedar Bluff location, and full service centers are to follow at other locations later in the year.

     "Tony brings an enormous talent to Jefferson Federal Bank," said Jefferson Bancshares President and CEO, Anderson L. Smith. Smith went on to say, "As we made plans to expand into Knoxville, we knew we were going to need a leader for the region with Tony's experience and familiarity with the market. We couldn't be more pleased to have him on board as our Knoxville President."

     As President for the Knoxville region, Carasso will be instrumental in developing Jefferson Federal Bank's position in the marketplace and overseeing the operations of the bank. Much of his initial focus will be to develop a balanced sales and service team and to continue the bank's exemplary customer service record. He will also work to build the bank's consumer and commercial loan portfolios as well as to develop its mortgage lending opportunities.

     A Memphis native, Carasso has been in the banking industry for approximately fifteen years. Since his early years in banking, he has maintained a primary working relationship with a large regional commercial bank. Carasso began in the Collection Department of the company's Memphis operation to ultimately rise to the position of overseeing the development and growth of twenty-two branches in eleven cities.

     Carasso is active in numerous community outreach organizations and activities including the Upward Bound Basketball League, the Karns Community Ruritan Club, the March of Dimes Steering Committee and the Cabinet for the United Way.

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     Carasso and his wife, Debbie, live in Farragut and attend First Baptist
Concord Church, where they both teach Sunday School. They have two sons, Blake, age fifteen and Jack, age two.

         This news release may contain forward-looking statements, which can be identified by the use of words such as "believes", "expects", "anticipates", "estimates", or similar expressions. Such forward-looking statements and all other statements that are not historic facts, are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, and changes in the quality or composition of the Company's loan or investment portfolios. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated, or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

      Specific factors that could cause future results to vary from current management expectations may be detailed, from time to time in the Company's filings with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov.

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith 423-586-8421
Jane P. Hutton 423-586-8421